Exhibit 99

Marriott International, Inc. Corporate Headquarters	Marriott Drive Washington, D.C. 20058 (301) 380-7770

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS OUTSTANDING 2006 FIRST QUARTER RESULTS

•	Worldwide systemwide comparable revenue per available room (REVPAR) rose 10.3 percent (10.8 percent using constant dollars) for the first quarter ended March 24; Average daily rate increased 8 percent (8.4 percent using constant dollars);

•	North American comparable systemwide REVPAR increased 10.9 percent for the fiscal quarter ended March 24. For the calendar quarter ended March 31, North American comparable systemwide REVPAR increased 11.7 percent, reflecting strong year over year comparisons in the final week of March;

•	House profit margins for North American comparable company-operated properties advanced 210 basis points. North American property-level EBITDA margins for comparable company-operated properties, calculated as if wholly owned, expanded 230 basis points;

•	Base management, franchise and incentive fees increased 16 percent to $268 million in the first quarter as a result of strong REVPAR growth, house profit margin improvement and continued unit expansion. Incentive fees alone were $59 million; forty-nine percent of company-managed hotels reported incentive fees in the first quarter compared to 28 percent in the year ago quarter;

•	The company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development increased to more than 75,000 rooms compared to 55,000 rooms in the year ago quarter and 70,000 rooms at year-end 2005. Approximately 6,800 rooms opened during the first quarter, including 3,300 rooms converted to Marriott Hotels & Resorts, Renaissance Hotels & Resorts or The Ritz-Carlton;

•	Marriott repurchased 3.6 million shares of its common stock for $247 million during the first quarter.

WASHINGTON, D.C. – April 20, 2006 – Marriott International, Inc. (NYSE:MAR) today reported first quarter 2006 adjusted net income of $167 million, an increase of 31 percent, and adjusted diluted earnings per share (EPS) of $0.76, an increase of 43 percent. Adjusted results

Exhibit 99

exclude the impact of the one-time charge related to the change in timeshare accounting rules and the results of the company’s synthetic fuel business. The company’s EPS guidance for the first quarter, disclosed on February 9, 2006, totaled $0.67 to $0.73 and similarly excluded the one-time impact of the timeshare accounting rule change and the results of the company’s synthetic fuel business.

Reported net income was $65 million and diluted earnings per share was $0.29. Results reflected a $105 million after-tax one-time charge ($0.48 per share) resulting from Marriott’s adoption of new accounting rules for the timeshare industry. The company’s synthetic fuel business contributed approximately $3 million after-tax ($0.01 per share) to first quarter 2006 earnings and $18 million after-tax ($0.08 per share) to first quarter 2005 earnings.

J.W. Marriott, Jr., Marriott International’s chairman and chief executive officer, said, “We are delighted to report excellent results this quarter as we continue to benefit from a strong preference for our brands and favorable economic and industry trends.

“North American business and leisure transient demand remained strong during the quarter, driving REVPAR and house profit margins higher. Company-operated hotel REVPAR grew 15 to 20 percent in major markets such as Atlanta, Dallas, Chicago and San Diego.

“While hotel industry supply in North America is still growing only modestly, particularly in the full-service segment, we are taking a greater share of new hotels being developed around the world, reflecting owners’ and franchisees’ confidence in our brands, innovative plans and operational strength.

“We acquired the largest conference hotel in Paris, the 782-room Paris Rive Gauche Hotel & Conference Center, with approximately 50,000 square feet of meeting space in the first quarter, and after extensive refurbishment, it will be re-branded as a Marriott Hotel. We currently operate the leading portfolio of large group hotels in the United States; we are becoming a top destination for major conferences in Europe.

Exhibit 99

“Our luxurious new bedding package – the largest rollout in the industry – is now available at 90 percent of our North American properties and 85 percent of our hotels worldwide. Customers love the look and feel of fresh, crisp white linens and guest satisfaction scores are way up. We are continuing to renovate and reinvent our brands and results show our success.

“With North American comparable company-operated REVPAR up 9.6 percent in the first quarter, we look forward to a highly successful year, and we continue to believe REVPAR for North American company-operated properties will grow between 8 and 10 percent in 2006. With the combination of strong room rate improvement and a proactive focus on productivity, we believe house profit margins can improve 150 to 200 basis points. We expect to open 25,000 new rooms this year, and we have a robust pipeline of more than 75,000 rooms.”

In the 2006 first quarter (12 week period from December 31, 2005 to March 24, 2006), REVPAR for the company’s comparable worldwide systemwide properties increased 10.3 percent (10.8 percent using constant dollars). Systemwide comparable North American REVPAR increased by 10.9 percent in the quarter. With the strength of the Marriott brands, a growing economy, the roll-out of the new bedding program across all brands and renovations at the Courtyard and Residence Inn brands, the company was able to substantially increase rates in the first quarter. REVPAR at the company’s comparable systemwide North American full-service hotels (including Marriott Hotels & Resorts, The Ritz-Carlton, and Renaissance Hotels & Resorts) increased by 10.2 percent during the quarter. North American systemwide REVPAR for the company’s comparable select-service and extended-stay brands (including Courtyard, Fairfield Inn, Residence Inn, TownePlace Suites, and SpringHill Suites) increased 11.6 percent.

For the calendar quarter ended March 31, 2006, REVPAR for the company’s comparable worldwide systemwide properties increased 10.9 percent (11.4 percent using constant dollars). Systemwide comparable North American REVPAR increased by 11.7 percent in the calendar quarter.

In the first quarter, international company-operated comparable REVPAR increased 6.8 percent (9.9 percent using constant dollars) including a 5.3 percent increase in average daily rates and a 1.0 percentage point improvement in occupancy to 69.3 percent. Demand in Asia continues to be

Exhibit 99

outstanding, with company-operated comparable REVPAR up 27.0 percent (26.4 percent using constant dollars) in Hong Kong and 10.7 percent (7.9 percent using constant dollars) in China. Lodging demand was also strong in Central America, South America and the United Kingdom.

In addition to solid REVPAR growth, the company enjoyed significant unit growth in the first quarter, adding 33 hotels and timeshare resorts (6,827 rooms) to its worldwide lodging portfolio. Seven properties (1,373 rooms) exited the system. Nearly 60 percent of room openings in the first quarter were conversions from other brands and 52 percent of room openings were high value full-service rooms. At quarter-end, the company’s lodging group encompassed 2,767 hotels and timeshare resorts (504,610 rooms).

The company currently has over 75,000 rooms in its worldwide pipeline of hotels under construction, awaiting conversion or approved for development, up from 55,000 rooms in the year ago quarter. The pipeline of Ritz-Carlton hotels soared to 23 hotels (6,400 rooms) in the first quarter, with six properties under development in China including the brand’s first China resort in Sanya, Yalong Bay, Hainan Province. In the first quarter, Ritz-Carlton assumed management of its 60th hotel, a 112-room luxury resort, Hotel Villa Padierna, on the Costa del Sol in Marbella, Spain.

The pipeline of Courtyard hotels under construction, awaiting conversion or approved for development increased to 143 hotels (21,000 rooms) including 26 hotels (5,400 rooms) in 18 countries outside the United States. Today, Courtyard has 699 hotels (100,800 rooms) including 72 hotels (12,700 rooms) outside the United States. The company opened seven Courtyard hotels in the first quarter, including hotels in India, Puerto Rico and Mexico.

Exhibit 99

MARRIOTT REVENUES totaled $2.7 billion in the 2006 first quarter, a 7 percent increase from the same period in 2005. Combined base, franchise and incentive fees rose 16 percent to $268 million as a result of unit growth, strong REVPAR improvement and higher property-level house profit margins. In the 2006 first quarter, the company recognized base fees of $5 million that were calculated based on prior period results, but not earned and due until the first quarter of 2006. In the prior year’s quarter, Marriott recognized $8 million in incentive fees that were calculated based on prior period results, but not earned and due until the first quarter of 2005. Excluding the impact of the $5 million of base fees recognized in 2006 and the $8 million of incentive fees recognized in 2005, base and franchise fees increased 13 percent and incentive fees increased 40 percent in the first quarter of 2006. The number of hotels paying incentive fees in the first quarter nearly doubled.

House profit margins for North American comparable company-operated properties increased 210 basis points during the quarter, while house profit margins for worldwide company-operated properties grew 200 basis points. Higher room rates and cost efficiency measures drove strong margins. Property-level EBITDA margins for comparable North American company-operated properties, calculated as if wholly owned, increased 230 basis points.

Demand for Marriott’s timeshare projects continues to be strong, particularly at resorts in Las Vegas, Maui, Phuket, and St. Thomas. The company began sales at the Ritz-Carlton resort in Abaco, Bahamas in the first quarter. However, several projects have sold out or are selling out faster than anticipated, including the Ritz-Carlton Club resort in Bachelor Gulch, Colorado as well as the Marriott Vacation Club resorts in Park City, Utah and Palm Beach Shores, Florida. Limited available inventory resulted in a 10 percent decline in contract sales in the first quarter and an 11 percent decrease in timeshare interval, fractional and whole ownership sales and services revenue, net of direct costs.

Looking ahead, the company expects to begin sales at four new resorts offering timeshare, fractional or whole ownership products in the second quarter of 2006, including the Marriott Vacation Club in St. Kitts and the Ritz-Carlton Clubs in Miami Beach, San Francisco and

Exhibit 99

Kapalua, Hawaii. Later in the year, the company plans to begin sales at projects in Kauai, Hawaii and Thailand.

New accounting rules for the timeshare industry took effect at the beginning of 2006. The new rules changed the timing for recognizing timeshare revenues, selling and product costs, and maintenance fees for unsold timeshare inventory. In the first quarter of 2006 the company recorded a one-time non-cash after-tax charge of $105 million ($0.48 per share) as a result of adopting these new rules. The on-going impact of the new timeshare rules is expected to be immaterial.

LODGING OPERATING INCOME for the first quarter of 2006 was $230 million, up 13 percent over the year ago quarter. Marriott’s 2006 first quarter lodging operating income benefited from strong fee growth as well as increased profits from owned and leased properties that the company acquired in 2005. In addition, the company received a $4 million fee for the termination of a hotel management agreement, offset by $4 million of lower lease income as a result of the sale of the Courtyard land at the end of 2005. In the 2005 first quarter, direct costs associated with owned and leased properties included nearly $6 million of severance payments and other costs associated with the temporary closing for renovation of a hotel in Ireland. During the 2006 first quarter, general and administrative expenses were up 21 percent, to $150 million, largely due to the impact of the new accounting rules requiring the expensing of all share-based compensation ($9 million pre-tax) and higher deferred compensation expense.

SYNTHETIC FUEL operations contributed approximately $0.01 per share of after-tax earnings during the 2006 first quarter, compared to $0.08 in the year ago quarter. Lower synthetic fuel earnings reflected lower production levels and an estimated 20 percent phase out of tax credits due to higher oil prices for the 2006 first quarter. Excluding the impact of our synthetic fuel operations, the effective tax rate was approximately 33.9 percent in the first quarter of 2006. The company expects the tax rate for 2006 to approximate 34.5 percent.

GAINS AND OTHER INCOME totaled $34 million (or $38 million excluding the $4 million loss from synthetic fuel) and included $7 million of gains from the sale of real estate,

Exhibit 99

$25 million from the redemption of preferred stock in a joint venture, $5 million of preferred returns and a $1 million gain on the sale of a note. Prior year’s first quarter gains included $4 million from the sale of real estate.

INTEREST EXPENSE increased $3 million to $27 million primarily due to higher commercial paper balances and higher interest rates.

INTEREST INCOME totaled $11 million during the quarter, down from $27 million in the year ago quarter, primarily driven by loan repayments in 2005.

At the end of the 2006 first quarter, total debt was $1,877 million and cash balances totaled $172 million, compared to $1,737 million in total debt and $203 million of cash at the end of 2005. The company also repurchased 3.6 million shares of common stock in the first quarter of 2006 at a cost of $247 million. The remaining share repurchase authorization, as of the end of the first quarter, totaled 14.2 million shares.

OUTLOOK

The company continues to expect North American company-operated REVPAR to increase 8 to 10 percent in 2006. Assuming a 150 to 200 basis point improvement in house profit margins, and approximately 25,000 new room openings (gross), the company expects total fee revenue of $1,170 million to $1,190 million, an increase of 14 to 16 percent.

The company expects timeshare interval, fractional and whole ownership sales and services revenues, net of expenses, will decline approximately 2 percent in 2006, reflecting lower contract sales in 2005 resulting from limited inventory. With significant customer interest in the company’s new projects, contract sales (including joint venture sales) are expected to increase roughly 40 percent in 2006.

General, administrative and other expenses are expected to decline approximately 11 to 12 percent in 2006 to $660 million to $670 million from $753 million in 2005. The comparison reflects the impact in 2005 of the $94 million charge associated with the CTF transaction and $30 million in bedding incentives. This 2006 guidance includes an approximately $37 million

Exhibit 99

pre-tax impact of the FAS No. 123(R), requiring the expensing of all share-based compensation (including stock options).

Given these above items, the company estimates that lodging operating income will total $915 million to $945 million in 2006, an increase of 31 to 35 percent over 2005.

The company expects lodging gains and other income to total approximately $130 million in 2006 (including approximately $75 million in timeshare mortgage note sale gains).

Net interest expense is expected to total $75 million, an increase of $20 million, primarily driven by loan repayments in 2005 resulting in reduced interest income, as well as higher debt levels and interest rates.

Given the continued high level of oil prices and the uncertainty surrounding the availability of 2006 tax credits, the company suspended production at its four synthetic fuel facilities in April 2006. The company cannot yet predict whether or when the facilities will restart production and, as such, is unable to provide guidance for 2006 earnings from the synthetic fuel business. The net book value of the four facilities at the end of the first quarter 2006 is $17 million.

The company estimates North American company-operated REVPAR will grow 8 to 10 percent in the second quarter of 2006, with house profit margin growth of 150 to 200 basis points.

Under the above assumptions, the company currently estimates the following results for the second quarter and full year 2006:

Exhibit 99

	Second Quarter 2006	Full Year 2006

Total fee revenue	$290 million to $295 million	$1,170 million to $1,190 million

Owned, leased, corporate housing and other, net of direct expenses	Approx. $40 million	Approx. $160 million

Timeshare interval, fractional and whole ownership sales and services, net of direct expenses	Approx. $45 million	Approx. $255 million

General, administrative & other expense[1]	$153 million to $158 million	$660 million to $670 million

Lodging operating income[1]	$217 million to $227 million	$915 million to $945 million

Gains (excluding synthetic fuel)[2]	$45 million to $50 million	Approx. $130 million

Net interest expense[3]	Approx. $15 million	Approx. $75 million

Equity in earnings/(losses)	Approx. $5 million	Approx. $15 million

Earnings per share from synthetic fuel	No guidance	No guidance

Earnings per share excluding synthetic fuel[1,4]	$0.76 to $0.81	$2.99 to $3.08

Effective tax rate excluding synthetic fuel	34.5 percent	34.5 percent

[1]	Full year 2006 includes pre-tax expense of $37 million ($0.11 per share) associated with the adoption of FAS No. 123(R) ($9 million ($0.03 per share) for the 2006 second quarter).
[2]	Includes timeshare mortgage note sale gains. Full year 2006 excludes $4 million loss reported in the first quarter of 2006 from the synthetic fuel business.
[3]	Includes interest expense, provision for loan losses and interest income.
[4]	Full year estimate is before the cumulative effect of a change in accounting principle associated with the new timeshare accounting rules. The company recorded an after-tax charge of $105 million ($0.48 per share) in the 2006 first quarter.

The company expects investment spending in 2006 to total approximately $900 million, including $50 million for maintenance capital spending, $400 million for capital expenditures and acquisitions, $50 million for timeshare development, $50 million in new mezzanine financing and mortgage loans for hotels developed by owners and franchisees, and approximately $350 million in equity and other investments (including timeshare equity investments).

Marriott International, Inc. (NYSE:MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, April 20, 2006 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor. To listen, click the “Recent Investor News” tab and

Exhibit 99

then click on the quarterly conference call link. A replay will be available on the Internet until May 6, 2006.

The telephone dial-in number for the conference call is 913-981-4910. A telephone replay of the conference call will also be available by telephone from 1 p.m. ET, Thursday, April 20, 2006 until Thursday, April 27, 2006 at 8 p.m. ET. To access the recording, call 719-457-0820. The reservation number for the recording is 2616048.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earning trends; statements concerning the number of lodging properties we expect to add in future years; our expected investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the duration and full extent of the current growth environment in both the economy and the lodging industry; supply and demand changes for hotel rooms, vacation ownership intervals, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and matters referred to in our most recent annual report on Form 10-K under the heading “Risks and Uncertainties,” any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with nearly 2,800 lodging properties in the United States and 66 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and has approximately 143,000 employees at 2005 year-end. In fiscal year 2005, Marriott International reported sales from continuing operations of $11.6 billion. For more information or reservations, please visit our web site at www.marriott.com.

IRPR#1

Tables follow

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Financial Highlights

(in millions, except per share amounts)

	12 Weeks Ended March 24, 2006			12 Weeks Ended March 25, 2005			Percent Better/ (Worse)
	Lodging	Synthetic Fuel	Total	Lodging	Synthetic Fuel	Total
REVENUES
Base management fees	$127	$—	$127	$111	$—	$111	14
Franchise fees	82	—	82	70	—	70	17
Incentive management fees	59	—	59	50	—	50	18
Owned, leased, corporate housing and other revenue [1]	254	—	254	167	—	167	52
Timeshare interval, fractional and whole ownership sales and services [2]	306	—	306	346	—	346	(12)
Cost reimbursements [3]	1,820	—	1,820	1,682	—	1,682	8
Synthetic fuel	—	57	57	—	108	108	(47)

Total Revenues	2,648	57	2,705	2,426	108	2,534	7
OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	208	—	208	145	—	145	(43)
Timeshare - direct	240	—	240	272	—	272	12
Reimbursed costs	1,820	—	1,820	1,682	—	1,682	(8)
General, administrative and other [5]	150	—	150	124	—	124	(21)
Synthetic fuel	—	84	84	—	153	153	45

Total Expenses	2,418	84	2,502	2,223	153	2,376	(5)

OPERATING INCOME (LOSS)	$230	$(27)	203	$203	$(45)	158	28

Gains and other income (expense) [6]			34			(5)	*
Interest expense			(27)			(24)	(13)
Interest income			11			27	(59)
Provision for loan losses			2			(11)	*
Equity in losses [7]			(3)			(5)	40

INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE			220			140	57
Provision for income taxes			(56)			(5)	(1,020)

INCOME BEFORE MINORITY INTEREST AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE			164			135	21
Minority interest			6			10	(40)

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE			170			145	17
Cumulative effect of change in accounting principle, net of tax [8]			(105)			—	*

NET INCOME			$65			$145	(55)

EARNINGS PER SHARE - Basic
Earnings before cumulative effect of change in accounting principle			$0.82			$0.64	28
Loss from cumulative effect of change in accounting principle			(0.51)			—	*

Earnings per share			$0.31			$0.64	(52)

EARNINGS PER SHARE - Diluted
Earnings before cumulative effect of change in accounting principle			$0.77			$0.61	26
Loss from cumulative effect of change in accounting principle			(0.48)			—	*

Earnings per share			$0.29			$0.61	(52)

Basic Shares			205.8			225.5
Diluted Shares			220.5			239.6

*	Percent can not be calculated or is not meaningful.

[1]	– Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our ExecuStay business, land rent income and other revenue.

[2]	– Timeshare interval, fractional and whole ownership sales and services includes total timeshare revenue except for base fees, cost reimbursements, gains, and joint venture earnings (losses).

[3]	– Cost reimbursements include reimbursements from lodging properties for Marriott funded operating expenses.

[4]	– Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our ExecuStay business.

[5]	– General, administrative and other expenses include the overhead costs allocated to our lodging business segments (including ExecuStay and timeshare) and our unallocated corporate overhead costs and general expenses.

[6]	– Gains and other income (expense) includes gains on the sale of real estate, gains from the sale of joint ventures, income related to our cost method joint ventures, mark-to-market valuation of synthetic fuel hedge, and the earn-out payments we made to the previous owner of the synthetic fuel operations and earn-out payments we received from our synthetic fuel joint venture partner.

[7]	– Equity in losses includes our equity in losses of unconsolidated joint ventures.

[8]	– Cumulative effect of change in accounting principle, net of tax is associated with the adoption, in the 2006 first quarter, of Statement of Position 04-2, “Accounting for Real Estate Time-sharing Transactions” which was issued by the American Institute of Certified Public Accountants.

Exhibit 99

Marriott International, Inc.

Business Segments

($ in millions)

	Twelve Weeks Ended		Percent Better/ (Worse)
	March 24, 2006	March 25, 2005
REVENUES
Full-Service	$1,842	$1,629	13
Select-Service	306	272	13
Extended-Stay	144	126	14
Timeshare	356	399	-11

Total lodging [1]	2,648	2,426	9
Synthetic Fuel	57	108	-47

Total	$2,705	$2,534	7

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

Full-Service	$189	$116	63
Select-Service	45	33	36
Extended-Stay	20	16	25
Timeshare	51	63	-19

Total lodging financial results [1]	305	228	34
Synthetic Fuel (after-tax)	3	18	-83
Unallocated corporate expenses	(39)	(26)	-50
Interest income, provision for loan losses and interest expense	(14)	(8)	-75
Income taxes (excluding Synthetic Fuel)	(85)	(67)	-27

Total	$170	$145	17

[1]	We consider total lodging revenues and total lodging financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the sales and results of our lodging operations to those of other lodging companies.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Total Lodging Products 1

	Number of Properties			Number of Rooms/Suites
Brand	March 24, 2006	March 25, 2005	Change vs. March 25, 2005	March 24, 2006	March 25, 2005	Change vs. March 25, 2005
Full-Service Lodging
Marriott Hotels & Resorts	515	492	23	186,010	179,485	6,525
The Ritz-Carlton	60	57	3	19,382	18,598	784
Renaissance Hotels & Resorts	137	135	2	48,389	48,221	168
Bulgari Hotel & Resort	1	1	—	58	58	—
Ramada International	2	4	(2)	332	726	(394)
Select-Service Lodging
Courtyard	699	663	36	100,841	95,429	5,412
Fairfield Inn	524	517	7	47,921	47,840	81
SpringHill Suites	142	126	16	16,644	14,644	2,000
Extended-Stay Lodging
Residence Inn	496	469	27	59,402	55,770	3,632
TownePlace Suites	122	117	5	12,304	11,816	488
Marriott Executive Apartments	17	15	2	2,852	2,585	267
Timeshare [2]
Marriott Vacation Club International	44	44	—	9,542	8,895	647
The Ritz-Carlton Club	4	4	—	292	261	31
Grand Residences by Marriott	2	2	—	313	248	65
Horizons by Marriott Vacation Club	2	2	—	328	328	—

Total	2,767	2,648	119	504,610	484,904	19,706

	Number of Timeshare Resorts[2]
	Total[3]	In Active Sales
100% Company Developed
Marriott Vacation Club International	43	23
The Ritz-Carlton Club	3	2
Grand Residences by Marriott	2	2
Horizons by Marriott Vacation Club	2	2
Joint Ventures
Marriott Vacation Club International	1	1
The Ritz-Carlton Club	1	1
Grand Residences by Marriott	—	—

Total	52	31

[1]	Total Lodging Products does not include the 1,992 Marriott ExecuStay corporate housing rental units.
[2]	Includes products in active sales which are not ready for occupancy.
[3]	Includes resorts that are in active sales as well as those that are sold out.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties

	Twelve Weeks Ended March 24, 2006 and March 25, 2005
	REVPAR		Occupancy			Average Daily Rate
Brand	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Marriott Hotels & Resorts	$115.93	8.0%	69.5%	0.0	% pts.	$166.76	8.1%
The Ritz-Carlton [1]	$228.61	10.8%	71.5%	4.4	% pts.	$319.74	3.9%
Renaissance Hotels & Resorts	$108.67	12.7%	70.5%	2.2	% pts.	$154.21	9.2%
Composite - Full-Service	$122.97	9.0%	69.8%	0.6	% pts.	$176.15	8.0%
Residence Inn	$89.02	10.1%	76.6%	0.0	% pts.	$116.26	10.1%
Courtyard	$81.20	11.5%	68.3%	0.2	% pts.	$118.82	11.2%
TownePlace Suites	$55.81	13.1%	72.2%	1.2	% pts.	$77.28	11.3%
SpringHill Suites	$68.75	6.9%	68.0%	-2.1	% pts.	$101.13	10.3%
Composite - Select-Service & Extended-Stay	$80.98	10.9%	70.8%	0.0	% pts.	$114.42	10.9%
Composite - All [2]	$105.06	9.6%	70.2%	0.4	% pts.	$149.61	9.0%

Comparable Systemwide North American Properties

	Twelve Weeks Ended March 24, 2006 and March 25, 2005
	REVPAR		Occupancy			Average Daily Rate
Brand	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Marriott Hotels & Resorts	$106.36	9.7%	68.8%	1.1	% pts.	$154.67	8.0%
The Ritz-Carlton [1]	$228.61	10.8%	71.5%	4.4	% pts.	$319.74	3.9%
Renaissance Hotels & Resorts	$102.56	12.8%	69.5%	2.3	% pts.	$147.66	9.1%
Composite - Full-Service	$111.44	10.2%	69.0%	1.4	% pts.	$161.53	8.0%
Residence Inn	$86.27	10.0%	77.1%	1.3	% pts.	$111.83	8.2%
Courtyard	$79.80	11.3%	69.5%	1.1	% pts.	$114.86	9.5%
Fairfield Inn	$52.57	14.3%	65.9%	2.6	% pts.	$79.73	9.7%
TownePlace Suites	$57.24	13.0%	72.7%	1.5	% pts.	$78.71	10.6%
SpringHill Suites	$69.21	13.2%	70.9%	1.9	% pts.	$97.68	10.2%
Composite - Select-Service & Extended-Stay	$73.65	11.6%	71.0%	1.6	% pts.	$103.77	9.1%
Composite - All [2]	$88.69	10.9%	70.2%	1.5	% pts.	$126.36	8.5%

[1]	Statistics for The Ritz-Carlton are for January and February.

[2]	Composite - All statistics include properties for the Marriott Hotels & Resorts, The Ritz-Carlton, Renaissance Hotels & Resorts, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, and SpringHill Suites brands. Full-Service composite statistics include properties for Marriott Hotels & Resorts, The Ritz-Carlton and Renaissance Hotels & Resorts brands. Select-Service and Extended-Stay composite statistics include properties for the Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

(Constant $)

Comparable Company-Operated International Properties 1,2

	Two Months Ended February 28, 2006 and February 28, 2005
	REVPAR		Occupancy			Average Daily Rate
Region/Brand[3]	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Caribbean & Latin America	$140.88	10.7%	79.0%	2.8	% pts.	$178.40	6.8%
Continental Europe	$78.30	4.7%	60.5%	2.0	% pts.	$129.40	1.2%
United Kingdom	$146.40	14.6%	71.0%	2.7	% pts.	$206.16	10.1%
Middle East & Africa	$96.83	7.1%	64.6%	-4.9	% pts.	$149.86	15.2%
Asia Pacific[4]	$86.77	15.5%	73.3%	1.8	% pts.	$118.42	12.6%
The Ritz-Carlton International	$141.52	2.6%	65.9%	-3.3	% pts.	$214.74	7.8%
Total International[5]	$101.53	9.9%	69.3%	1.0	% pts.	$146.60	8.4%
Worldwide[6]	$104.36	9.7%	70.0%	0.5	% pts.	$149.02	8.9%

Comparable Systemwide International Properties [1,2]

	Two Months Ended February 28, 2006 and February 28, 2005
	REVPAR		Occupancy			Average Daily Rate
Region/Brand[3]	2006	vs. 2005	2006	vs. 2005		2006	vs. 2005
Caribbean & Latin America	$120.92	5.5%	73.8%	3.3	% pts.	$163.82	0.8%
Continental Europe	$76.21	5.8%	58.5%	1.9	% pts.	$130.33	2.4%
United Kingdom	$120.04	18.8%	64.9%	4.4	% pts.	$184.96	10.7%
Middle East & Africa	$92.20	9.1%	64.5%	-4.7	% pts.	$143.02	17.0%
Asia Pacific[4]	$88.44	15.4%	73.3%	1.7	% pts.	$120.70	12.8%
The Ritz-Carlton International	$141.52	2.6%	65.9%	-3.3	% pts.	$214.74	7.8%
Total International[5]	$97.14	10.3%	67.7%	1.4	% pts.	$143.55	8.0%
Worldwide[6]	$89.71	10.8%	69.9%	1.5	% pts.	$128.38	8.4%

[1]	International financial results are reported on a period-end basis, while International statistics are reported on a month-end basis.

[2]	Statistics are in constant dollars for January and February. Excludes North America (except for Worldwide).

[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and Courtyard brands. Does not include The Ritz-Carlton brand.

[4]	Does not include Hawaii.

[5]	Includes Hawaii.

[6]	Includes international statistics for the two calendar months ended February 28, 2006 and February 28, 2005, and North American statistics for the twelve weeks ended March 24, 2006 and March 25, 2005. Includes the Marriott Hotels & Resorts, The Ritz-Carlton, Renaissance Hotels & Resorts, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measures

In our press release and schedules we report certain financial measures that are not prescribed or authorized by United States generally-accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the tables on the following pages reconcile the most directly comparable generally accepted accounting principle measures to the non-GAAP measures (identified by a double asterisk on the following pages) that we refer to in our press release. Although our management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures are not alternatives to operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, these non-GAAP financial measures may be calculated and/or presented differently than measures with the same or similar names that are reported by other companies, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Synthetic Fuel. We do not consider the Synthetic Fuel segment to be related to our core business, which is lodging. In addition, management expects the Synthetic Fuel segment will no longer have a material impact on our business after the end of 2007, when the Internal Revenue Code provision which provides for synthetic fuel tax credits expires, or earlier if the company elects to make its present synthetic fuel production shutdown permanent. Accordingly, our management evaluates non-GAAP measures which exclude the impact of our Synthetic Fuel segment because those measures allow for period-over-period comparisons of our on-going core lodging operations. In addition, these non-GAAP measures facilitate management’s comparison of our results with the results of other lodging companies.

CTF transaction. Some of the non-GAAP measures are further adjusted to exclude the impact of the $94 million pre-tax charge (2005 second quarter) associated with the agreements we entered into with CTF Holdings Ltd. and its affiliates (“the CTF transaction”). That charge was primarily non-cash and primarily due to the write-off of deferred contract acquisition costs associated with the termination of management agreements. GAAP reporting for the CTF transaction charge does not reflect the fact that the company entered into new management agreements as part of the CTF transaction, which substantially replaced the terminated management agreements. Accordingly, our management evaluates the non-GAAP measures which exclude the CTF transaction charge because those measures allow for period-over-period comparisons relative to our on-going core lodging operations before material charges, and in particular because those non-GAAP measures recognize the new management agreements that were entered into as part of the CTF transaction and the resulting continuity of management for the hotels in question. In addition, these non-GAAP measures facilitate management’s comparison of our results with the results of other lodging companies.

Leveraged lease impairment charge and discontinued operations. Management evaluates non-GAAP measures that exclude the $17 million leveraged lease impairment charge recorded in the 2005 third quarter and discontinued operations in order to better assess the period-over-period performance of our on-going core operating businesses. Management does not consider the leveraged lease investment to be related to our core lodging business. In addition, non-GAAP measures which exclude these non-lodging items facilitate management’s comparison of our results with the results of other lodging companies.

Base Management and Franchise Fees. In the first quarter of 2006, we recognized $5 million in base management fees that were calculated based on prior period results, but not earned and due until the first quarter of 2006. Management evaluates the non-GAAP measure that excludes the $5 million recognized in 2006 in order to better assess the period-over-period performance of our on-going lodging operations.

Incentive Fees. In the first quarter of 2005, we recognized $8 million in incentive fees that were calculated based on prior period results, but not earned and due until the first quarter of 2005. Management evaluates the non-GAAP measure that excludes the $8 million recognized in 2005 in order to better assess the period-over-period performance of our on-going lodging operations.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Lodging Operating Income

($ in millions)

	Fiscal Year 2006
		Range		Range
	First Quarter	Estimated Second Quarter	Estimated Second Quarter	Estimated Full Year	Estimated Full Year
Operating income	$203	$217	$227	$915	$945
Add back: Synthetic fuel operating loss***	27	—	—	—	—

Lodging operating income**	$230	$217	$227	$915	$945

	Fiscal Year 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Operating income as reported	$158	$41	$135	$221	$555
Add back: Synthetic fuel operating loss	45	36	34	29	144

Lodging operating income**	$203	$77	$169	$250	$699

**	Denotes non-GAAP financial measures.
***	Guidance not provided for the second, third and fourth quarters of 2006.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Synthetic Fuel

(in millions, except per share amounts)

	First Quarter 2006			First Quarter 2005			Percent Better/ (Worse) Excluding Synthetic Fuel
	Net Income	Synthetic Fuel Impact	Excluding Synthetic Fuel**	Net Income	Synthetic Fuel Impact	Excluding Synthetic Fuel**
Operating income (loss)	$203	$(27)	$230	$158	$(45)	$203	13
Gains and other income (expense)	34	(4)	38	(5)	(9)	4	850
Interest income, provision for loan losses and interest expense	(14)	—	(14)	(8)	—	(8)	(75)
Equity in losses	(3)	—	(3)	(5)	—	(5)	40

Income (loss) before Income Taxes, Minority Interest and Cumulative Effect of Change in Accounting Principle	220	(31)	251	140	(54)	194	29

Tax (Provision)/ Benefit	(77)	8	(85)	(52)	15	(67)	(27)
Tax Credits	21	21	—	47	47	—	*

Total Tax (Provision)/ Benefit	(56)	29	(85)	(5)	62	(67)	(27)

Income (Loss) before Minority Interest and Cumulative Effect of Change in Accounting Principle	164	(2)	166	135	8	127	31
Minority Interest	6	5	1	10	10	—	*

Income before Cumulative Effect of Change in Accounting Principle	$170	$3	$167	$145	$18	$127	31

Diluted Shares	220.5	220.5	220.5	239.6	239.6	239.6
Earnings per Share - Diluted	$0.77	$0.01	$0.76	$0.61	$0.08	$0.53	43
Tax Rate	25.5%		33.9%	3.6%		34.5%

*	Percent can not be calculated or is not meaningful.

**	Denotes non-GAAP financial measures.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

EBITDA

($ in millions)

	Fiscal Year 2006
	First Quarter
Net income	$65
Cumulative effect of change in accounting principle, before tax	173
Interest expense	27
Tax provision from continuing operations	56
Tax benefit from cumulative effect of change in accounting principle	(68)
Depreciation	34
Amortization	6
Less: Depreciation reimbursed by third-party owners	(4)
Interest expense from unconsolidated joint ventures	5
Depreciation and amortization from unconsolidated joint ventures	6

EBITDA**	$300
Synthetic fuel adjustment	24

Adjusted EBITDA**	$324

Increase over 2005 Adjusted EBITDA	17%

The following items make up the Synthetic Fuel adjustment:

Pre-tax synthetic fuel operating losses	$31
Pre-tax minority interest - synthetic fuel	(5)
Synthetic fuel depreciation	(2)

EBITDA adjustment for synthetic fuel	$24

	Fiscal Year 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income	$145	$138	$149	$237	$669
Interest expense	24	21	24	37	106
Tax provision/(benefit) from continuing operations	5	(20)	33	76	94
Tax provision/(benefit) from discontinued operations	—	—	1	—	1
Depreciation	30	29	46	51	156
Amortization	7	7	7	7	28
Less: Depreciation reimbursed by third-party owners	—	—	(12)	(5)	(17)
Interest expense from unconsolidated joint ventures	11	6	4	8	29
Depreciation and amortization from unconsolidated joint ventures	12	9	7	11	39

EBITDA**	$234	$190	$259	$422	$1,105
Synthetic fuel adjustment	42	22	(7)	(1)	56
Pre-tax gain from discontinued operations		—	(2)	—	(2)
Non-recurring charges -
CTF Acquisition one-time charge	—	94	—	—	94
Leveraged lease charge	—	—	17	—	17

Adjusted EBITDA**	$276	$306	$267	$421	$1,270

The following items make up the Synthetic Fuel adjustment:

Pre-tax synthetic fuel operating losses	$54	$28	$13	$17	$112
Pre-tax minority interest - synthetic fuel	(10)	(4)	(18)	(15)	(47)
Synthetic fuel depreciation	(2)	(2)	(2)	(3)	(9)

EBITDA adjustment for synthetic fuel	$42	$22	$(7)	$(1)	$56

**	Denotes Non-GAAP financial measures.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Fees Recognized

Based on Prior Results

(in millions)

	First Quarter 2006	First Quarter 2005	Percent Better/ (Worse)
Base management fees	$127	$111	14
Franchise fees	82	70	17

Total base management and franchise fees	209	181	15
Less: Fees recognized based on prior period results	5	—	*

Total base management and franchise fees, excluding fees recognized based on prior period results **	$204	$181	13

Incentive management fees	$59	$50	18
Less: Fees recognized based on prior period results	—	8	(100)

Total incentive management fees, excluding fees recognized based on prior period results **	$59	$42	40

*	Percent can not be calculated or is not meaningful.
**	Denotes non-GAAP financial measures.

Exhibit 99